Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Amedisys, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-138255 and 333-145582) on Form S-3 and (Nos. 333-60525, 333-51704, 333-53786, 333-143967, 333-152359 and 333-182347) on Form S-8 of Amedisys, Inc. and subsidiaries of our reports dated March 4, 2015, with respect to the consolidated balance sheets of Amedisys, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 Annual Report on Form 10-K of Amedisys, Inc. and subsidiaries.

/s/ KPMG LLP

Baton Rouge, Louisiana
March 4, 2015